Exhibit 99.2

RECALL NOTICE
IMPORTANT SAFETY INFORMATION REGARDING YOUR ANIMAS IR 1250 PUMP

April 11, 2005

Dear Animas Customer:

While investigating a complaint, we discovered a software bug related to the use of the food database on our IR 1250 pump. Use of the food database could cause, in very specific circumstances, a subsequent malfunction of certain status field readings or a subsequent failure to alarm under certain specific malfunctions or conditions, if such a malfunction or condition were to occur. This failure to alarm could potentially lead to a hyperglycemic event. There have been no reported adverse events resulting from this software bug; however, we are recalling all IR 1250’s. No other model of Animas pump is affected by this recall. Until we can replace your IR 1250 pump with an IR 1250 pump with updated software, you can use your present IR 1250 pump safely by following the instructions identified below.

1.	Instructions to restore alarm and status field features to their proper functioning.

Step A: Temporarily disconnect pump.
Step B: Remove and reinsert the battery.
Step C: Re-prime pump in accordance with the User Guide and reconnect pump.

Even if you are not using the food database, it is possible that it was accessed during your initial training. Therefore, we are recommending that you perform steps A-C upon receipt of this letter even if you don’t remember ever accessing the food database.

2.	You should not use the food database until we can send a replacement pump with updated software. Steps A-C above should be repeated if the food database is accidentally accessed.

You will be called within the next several weeks to arrange a replacement of your pump with an IR 1250 pump with updated software.

Should you have any questions, please contact us toll-free at 866-423-4087 from 8 AM to 10 PM Eastern Daylight Time. We wish to assure you of our commitment to product safety and customer service, and apologize for any inconvenience this may have caused you.

Sincerely,

ANIMAS Corporation

Douglas W. Woodruff
Vice President of Quality and Regulatory Affairs